Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) dated December 2, 2015 and related Prospectus of Landmark Infrastructure Partners LP for the registration of common units, preferred units, debt securities and guarantees of debt securities, and to the incorporation by reference therein of our report dated December 2, 2015, with respect to the consolidated and combined financial statements and schedule of Landmark Infrastructure Partners LP included in their Annual Report (Form 10-K) for the year ended December 31, 2014, as amended on Form 8-K filed on December 2, 2015 with the Securities and Exchange Commission and our report dated December 2, 2015 with respect to the supplemental consolidated and combined financial statements and schedule of Landmark Infrastructure Partners LP and the Acquired Funds as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in Form 8-K filed on December 2, 2015 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

December 2, 2015